Exhibit 99.6

21700 Barton Road P.O. Box 150 Colton, California 92324	Contact: Phil Smith Stater Bros. Holdings Inc. (909) 783-5287

P R E S S  R E L E A S E
For Immediate Release
Thursday, June 17, 2004

STATER BROS. HOLDINGS INC. $700 MILLION SENIOR NOTE OFFERING

COLTON, California (June 17, 2004) —Stater Bros. Holdings Inc. (“Stater Bros.” or the “Company”) today announced the sale of $525,000,000 of 8 1/8% Senior Notes due June 15, 2012 and $175,000,000 of Floating Rate Senior Notes due June 15, 2010 (collectively, the “New Senior Notes”). Proceeds from this offering will be used, together with cash on hand, to purchase or redeem all of Stater Bros.’ outstanding 10 3/4% senior notes due in 2006 (the “Existing Notes”), pay costs associated with the acquisition and construction of a proposed new distribution center, pay a dividend, repay a subordinated promissory note and pay fees and expenses associated with the offering and the purchase or redemption of the Existing Notes.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy the New Senior Notes. The New Senior Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 67 YEARS

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